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                                                                      EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


RETURN ON EQUITY AND ASSETS

                                                               JANUARY 1, 2004
                                                                     TO
                                              ANNUALIZED     SEPTEMBER 30, 2004
                                              ----------     ------------------
Return on average total assets                   0.92%                0.69%
Return on average equity                         9.23%                6.91%
Dividend payout ratio                                                20.61%
Average equity to average assets                                      9.99%


STATEMENT OF COMPUTED PER SHARE EARNINGS

Net income                                                      $9,233,000

Average basic shares outstanding                                 7,169,198

Average diluted shares outstanding                               7,316,510

Basic earnings per share                                        $     1.29

Diluted earnings per share                                      $     1.26